TENANT IN COMMON INTEREST PURCHASE AGREEMENT

THIS TENANT IN COMMON INTEREST PURCHASE AGREEMENT (this “Agreement”), effective as of the 7th day of September, 2023 (“Effective Date”), is made by and between Sunny Ridge MHP, LLC, a Florida limited liability company (“Seller”), and GIPIL 525 S Perryville RD LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are sometimes referred to collectively as the “Tenants in Common”).

WHEREAS, as Tenants in Common, Buyer and Seller each own a 50% undivided tenant in common interest in certain real property and improvements described in Exhibit A attached hereto (the “Property”);

WHEREAS, the Buyer and Seller are parties to that certain Tenants in Common Agreement, dated as of August 2, 2021 (as amended by Amendment No. 1 to Tenants in Common Agreement, dated as of July 25, 2022 but effective for all purposes as of April 1, 2022, the “TIC Agreement”), under which Buyer was granted a call option to purchase Seller’s 50% undivided tenant in common interest in the Property (the “TIC Interest”) for $1,200,000;

WHEREAS, the Buyer and Seller agreed that the call option purchase price would increase at a rate of 4.9% per annum, although such call option purchase price adjustment was never memorialized in a written amendment to the TIC Agreement;

WHEREAS, the Property is subject to a loan (the “Loan”) secured by a Mortgage encumbering the Property (the “Mortgage”) in favor of Valley National Bank, a national banking association (together with its successor and assigns, “Lender”) (the Mortgage and other documents, agreements, and instruments evidencing, securing, or delivered to the Lender in connection with the Loan are collectively referred to herein as the “Loan Documents”); and

WHEREAS, Buyer desires to exercise its call option under the TIC Agreement and purchase, and Seller desires to sell, all of Seller’s 50% undivided tenant in common interest in the Property (the “TIC Interest”), upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1.
Exercise of Call Option; Purchase and Sale of Tenant in Common Interests. Upon the terms and subject to the conditions set forth in this Agreement, Buyer hereby elects to exercise its call option under the TIC Agreement and agrees to purchase from Seller, and Seller agrees to sell and convey to Buyer, at the Closing (as hereinafter defined), the TIC Interest, which represents all of Seller’s undivided tenant in common ownership interest in the Property.
2.
Closing.
2.1
Closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of counsel to Buyer or at such other place as Seller and Buyer shall agree. Closing shall occur on September 7th, 2023, or such other date designated by Buyer to Seller no later than two (2) business days prior to Closing (the date of Closing being referenced herein as the “Closing Date”).
2.2
The Purchase Price to be paid by Buyer to Seller for the TIC Interest is $1,318,367.04 (the “Purchase Price”).
2.3
Seller’s Closing Deliverables. At Closing, Seller shall deliver or cause to be delivered to Buyer, the following executed, certified, and acknowledged by Seller, as appropriate:
(a)
One (1) original general warranty deed (the “Deed”) in a form reasonably acceptable to Buyer, duly executed with the appropriate acknowledgment form and otherwise in proper form for recording so as to convey title to the TIC Interest to Buyer as required by this Agreement.
(b)
A bill of sale (the “Bill of Sale”) in a form reasonably acceptable to Buyer, executed by Seller, conveying to Buyer good and marketable title to the personal property as described in the Bill of Sale, free and clear of all encumbrances and adverse claims.
(c)
One (1) original Termination of Memorandum of Tenants in Common Agreement (the “Termination of Memorandum”) in a form reasonably acceptable to Buyer, executed by Seller.
(d)
A General Assignment (the “General Assignment”) in a form reasonably acceptable to Buyer, executed by Seller, conveying to Buyer good and marketable title to the assignable entitlements and other intangible property used or owned by Seller in connection with the Property as described in the General Assignment, free and clear of all encumbrances and adverse claims.
(e)
An Assignment and Assumption of Lease and Security Deposit, in a form reasonably acceptable to Buyer, executed by Seller.
(f)
A certification that Seller is not a “foreign person” as such term is defined in Section 1445 of the Internal Revenue Code, as amended and the regulations thereunder (collectively, the “Code”), which certification shall be signed under penalty of perjury.
(g)
An original Limited Liability Company Affidavit in a form reasonably acceptable to First American Title Insurance Company (the “Title Insurance Company”), executed by Seller.
(h)
An original Owner’s Certification and Gap Indemnity in a form reasonably acceptable to the Title Insurance Company, executed by Seller.
(i)
A consent of the members and/or managers, as applicable, of Seller authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder, executed by such members and/or managers, as applicable.
(j)
A counterpart of a closing statement jointly prepared by Seller and Buyer reflecting the prorations and adjustments required under Section 2.4 of this Agreement and the balance of the Purchase Price due Seller.

(k)
All other documents necessary or otherwise required by the Title Insurance Company to consummate the transaction contemplated by this Agreement.
2.4
TC "Section 5.04 Purchaser's Closing Deliverables." \l 2Buyer’s Closing Deliverables. On the Closing Date and where applicable, Buyer will join with Seller in the execution and delivery of the closing documents and instruments required under Section 2.3 of this Agreement. In addition, on the Closing Date, Buyer shall deliver or cause to be delivered to Seller, the following, executed, certified, and acknowledged by Buyer, as appropriate:
(a)
The Purchase Price, as adjusted for Seller’s share of transfer taxes pursuant to Section 2.5(b)(i) of this Agreement.
(b)
All other affidavits and documents reasonably necessary or otherwise required by the Title Insurance Company to consummate the transactions contemplated by this Agreement.
(c)
A release from Lender, irrevocably agreeing to release Seller from all obligations, duties or liabilities under the Loan Documents accruing after Closing.
2.5
TC "Section 5.05 Closing Costs." \l 2Closing Costs.
(a)
Seller and Buyer shall each pay the fees and expenses of its own counsel in connection with the preparation and negotiation of this Agreement. The deed and other agreements and instruments related to the transaction contemplated by this Agreement and such legal costs shall not be part of the closing costs; provided, however, that if any legal action is instituted under this Agreement, the prevailing party in such action shall be entitled to recover from the other party costs related to such legal action, including reasonable attorneys’ fees and costs in all trial, appellate, post-judgment, and bankruptcy proceedings.
(b)
Seller shall pay:
(i)
50% of all transfer taxes; and
(ii)
Any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ fees.
(c)
Buyer shall pay:
(i)
50% of all transfer taxes;
(ii)
The costs charged by Buyer’s Title Insurance Company, including, without limitation, costs related to the title commitment, any premiums and title endorsements;
(iii)
All costs related to the recording fees payable in connection with the recording of the Deed and Memorandum of Termination, if any; and

(iv)
Any and all costs incurred by Buyer in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ fees.
3.
Loan Documents. It shall be a condition precedent to Seller’s obligations hereunder that Lender irrevocably agrees to release Seller from all obligations, duties or liabilities under the Loan Documents accruing after Closing.
4.
Termination of TIC Agreement.
4.1
Effective as of Closing, the TIC Agreement is hereby terminated. From and after the Closing Date, the TIC Agreement will be of no further force or effect, and the rights and obligations of each of Buyer and Seller thereunder shall terminate. Seller hereby authorizes Buyer to record the Termination of Memorandum after Closing.
4.2
In consideration of the covenants, agreements, and undertakings of Buyer under this Agreement, Seller, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges Buyer and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the TIC Agreement.
4.3
Seller, on behalf of itself and each of its Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 4, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party's decision to enter into it and grant the release contained in this Section 4. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. To the maximum extent permitted by law, the Releasors expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of any other state or federal statute or common law principle limiting the scope of a general release.
5.
Seller’s Representations and Warranties. Seller represents and warrants to Buyer on and as of the date of this Agreement and on and as of the Closing Date, as follows:

5.1
Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida and has the requisite power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.
5.2
The execution, delivery, and performance of this Agreement by Seller and all agreements, instruments, and documents herein provided to be executed by Seller on the Closing Date: (i) do not violate any organizational or constituent documents of Seller, or any contract, agreement, commitment, lease, order, judgment, or decree to which Seller is a party; and (ii) have been duly authorized by the resolutions or consent of the members and/or managers of Seller and the appropriate and necessary action has been taken by such members and/or managers on the part of Seller. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement is valid and binding upon Seller, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.
5.3
Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller which has not been previously obtained.
5.4
Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
5.5
There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or investigation pending or threatened against or involving Seller or the ownership or operation of the Property.
5.6
Seller has not: (i) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (iii) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (iv) given notice to any person or governmental body of insolvency; or (v) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Seller is not insolvent and will not be rendered insolvent by the performance of its obligations under this Agreement.
5.7
Seller has not dealt with any broker in connection with, nor has any broker had any part in bringing about, this transaction.
6.
Survival; Indemnification.
6.1
The representations and warranties of Seller set forth in this Section 5 shall survive the Closing and shall not be affected by any investigation, verification, or approval by any party or anyone on behalf of any party to this Agreement.

6.2
Seller shall indemnify, defend, and hold Buyer and its affiliates (and the officers, directors, managers, members, partners, equity holders, employees, contractors, and agents of each of them) (the “Buyer Indemnified Parties”), and shall pay to the Buyer Indemnified Parties and reimburse the Buyer Indemnified Parties for, any and all losses, damages, liabilities, expenses, obligations, fines, penalties, or other costs (including investigatory costs, interest, and reasonable attorneys’ fees and expenses), suffered or incurred by any such Buyer Indemnified Party arising, directly or indirectly, from or in connection with:
(a)
any breach of any representation or warranty of any Seller contained in this Agreement; and
(b)
any breach of any covenant or agreement of any Seller contained in this Agreement
7.
Miscellaneous.
7.1
TC "Section 15.01 Governing Law." \l 2Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.
7.2
TC "Section 15.02 Merger; No Representations." \l 2Merger; No Representations. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement is entered into after full investigation, no party is relying upon any statement or representation, not set forth in this Agreement, made by any other party.
7.3
TC "Section 15.05 Modifications and Amendments." \l 2Modifications and Amendments. This Agreement cannot under any circumstance be modified or amended orally and no agreement shall be effective to waive, change, modify, terminate, or discharge this Agreement, in whole or in part, unless such agreement is in writing and is signed by both Seller and Buyer.
7.4
TC "Section 15.06 Successors and Assigns; Assignment." \l 2Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.
7.5
TC "Section 15.07 Severability." \l 2Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect, invalidate, or render unenforceable any other term or provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

7.6
TC "Section 15.08 Further Assurances." \l 2Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby, provided such documents are customarily delivered in real estate transactions in the State of Illinois and do not impose any material obligations upon any party hereunder except as set forth in this Agreement.
7.7
TC "Section 15.09 Counterparts." \l 2Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.
7.8
TC "Section 15.10 Headings." \l 2Headings. The captions or paragraph titles contained in this Agreement are for convenience and reference only and shall not be deemed a part of the text of this Agreement.
7.9
TC "Section 15.11 No Waivers." \l 2No Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party providing the waiver. No waiver by either party of any failure or refusal to comply with any obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
7.10
TC "Section 15.13 Waiver of Jury Trial." \l 2Waiver of Jury Trial. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

“SELLER”

Sunny Ridge MHP, LLC, a Florida limited liability company

By: /s/ Richard Hornstrom

Name: Richard Hornstrom

Title: Manager

“BUYER”

GIPIL 525 S Perryville RD LLC, a Delaware limited liability company

By: /s/ David Sobelman

Name: David Sobelman

Title: President

[Signature Page to Tenant in Common Interest Purchase Agreement]

Exhibit A

PROPERTY description

PARCEL A:

LOT 2 AS DESIGNATED UPON THE PLAT OF WILLIAMS MANNY SUBDIVISION OF PART OF THE EAST HALF OF THE NORTHEAST QUARTER OF SECTION 27, TOWNSHIP 44 NORTH, RANGE 2 EAST OF THE THIRD PRINCIPAL MERIDIAN, THE PLAT OF WHICH SUBDIVISION IS RECORDED IN BOOK 40 OF PLATS ON PAGE 27A IN THE RECORDER’S OFFICE OF WINNEBAGO COUNTY, ILLINOIS.

PARCEL B:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS SET FORTH IN EASEMENT AGREEMENT DATED DECEMBER 5, 2012 BY AND BETWEEN FIRST ROCKFORD GROUP, INC., 555 REAL ESTATE, L.L.C. AND LABRADOR GROUP, L.L.C., RECORDED MARCH 20, 2013 AS DOCUMENT NO. 20131011893.

Address: 525 South Perryville Road, Rockford, Illinois

Permanent Index Number 12-27-226-009